Exhibit 10.24

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL. THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) IS SUBJECT TO A REGISTRATION RIGHTS AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND BETWEEN MEILI AUTO HOLDINGS LIMITED AND THE ORIGINAL HOLDER HEREOF (AS AMENDED FROM TIME TO TIME, THE “REGISTRATION RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. A COPY OF THE REGISTRATION RIGHTS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

September 26, 2019

MEILI AUTO HOLDINGS LIMITED

WARRANT INSTRUMENT

constituting warrants to subscribe for ordinary

shares in the share capital of Meili Auto Holdings Limited

CONTENTS

		Page
1	INTERPRETATION	3

2	GRANT OF RIGHTS TO SUBSCRIBE	10

3	STATUS	10

4	FORM AND TITLE	10

5	TRANSFER OF WARRANTS; ISSUANCE OF WARRANT CERTIFICATE	11

6	EXERCISE	12

7	REGISTRATION RIGHTS	20

8	TAXATION	20

9	REPLACEMENT OF WARRANT CERTIFICATES	21

10	NOTICES	21

11	GOVERNING LAW AND JURISDICTION	21

12	OTHER PROVISIONS	21

SCHEDULE 1 FORM OF WARRANT CERTIFICATE

SCHEDULE 2 FORM OF TRANSFER

SCHEDULE 3 FORM OF EXERCISE NOTICE

SCHEDULE 4 FORM OF JOINDER AGREEMENT

SCHEDULE 5 FORM OF REGISTRATION RIGHTS AGREEMENT

THIS WARRANT INSTRUMENT (this “Instrument”) is made on September 26, 2019 by and between:

(1)

MEILI AUTO HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”); and

(2)

SYNERGY INVESTMENT CO. LTD, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Initial Holder”),

each a party and together the parties.

WHEREAS:

(A)

The Issuer and the Holder have entered into a Convertible Note and Warrant Purchase Agreement on September 18, 2019 (the “Purchase Agreement”), pursuant to which the Issuer agrees to authorize and issue, and the Holder agrees to subscribe for (a) $40,000,000 in aggregate principal amount of unsubordinated and unsecured convertible notes (the “Convertible Notes”), convertible into fully paid Ordinary Shares of the Issuer, and (b) fully detachable and transferable warrants of the Issuer entitling the Holder to purchase up to $20,000,000 of the Ordinary Shares of the Issuer (the “Warrants”).

(B)

The Issuer has in accordance with its Shareholders Agreement and the Memorandum and Articles of Association and by a resolution of its Board and a resolution of its Shareholders, resolved to create, authorize and issue the Warrants to the Holder constituted as provided below.

NOW THIS INSTRUMENT WITNESSES AND THE ISSUER DECLARES as follows:

1	INTERPRETATION

1.1    The following expressions have the following meanings:

“ADSs” shall mean, after the consummation by the Issuer of an initial public offering on the Applicable Stock Exchange, the American Depositary Shares representing the Ordinary Shares;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. With respect to any specific Person, “control” in this Instrument shall have the meaning ascribed to it in Rule 144 under the United States Securities Act of 1933, and shall be deemed to exist for any party (a) when such party holds more than fifty percent (50%) of the outstanding voting securities of such Person; (b) when such party holds not more than fifty per cent (50%) of the outstanding voting securities of such Person but effectively owns the power over the management or the direction of business operations of such Person through contractual arrangements or otherwise; or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law. The term “controlling” and “controlled” have meanings correlative to the foregoing;

“Applicable Law” has the meaning given to it in Section 1.7;

“Applicable Stock Exchange” means the New York Stock Exchange or the Nasdaq Global Select Market, or any other international or domestic stock exchange as mutually agreed by the Issuer and the Holder;

“Benchmark Price” means, in respect of an Ordinary Share on a particular date, (i) prior to the consummation of an IPO (or if at any time the Ordinary Shares (or ADSs representing Ordinary Shares) cease to be publicly listed), the Exercise Price applicable to such Ordinary Share and (ii) after the consummation of an IPO (and so long as the Ordinary Shares (or ADSs representing Ordinary Shares) remain publicly listed), the volume-weighted average price (“VWAP”) of the closing sales prices of such Ordinary Share (calculated based on the closing price of the ADSs divided by the applicable ratio of Ordinary Share per ADS) for each of the ten (10) Business Days ending on such date on the Applicable Stock Exchange on which the Ordinary Shares may at the time be publicly listed;

“Board” means the board of directors of the Issuer;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the PRC, Hong Kong or the Cayman Islands are required by law to be closed; provided that for purposes of calculating the “Benchmark Price” after the consummation of an IPO (and so long as the Ordinary Shares (or ADSs representing Ordinary Shares) remain publicly listed), “Business Day” means any day when the Applicable Stock Exchange on which the Ordinary Shares may at the time be publicly listed is open for dealing business, provided that if no VWAP or closing price, as the case may be, is reported in respect of the relevant ADS or Ordinary Shares on the Applicable Stock Exchange, for one or more consecutive dealing days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing days;

“Capital Distribution” means any distribution of assets in specie charged or provided or to be provided for in the accounts of the Issuer for any financial period (whenever paid or made and however described) but excluding a cash Dividend and a distribution of assets in specie in lieu of a cash Dividend (and for these purposes a distribution of assets in specie includes without limitation an issue of shares or other securities credited as fully or partly paid-up (other than Ordinary Shares credited as fully paid) by way of capitalization of reserves); provided that a purchase or redemption of the Ordinary Shares by or on behalf of the Issuer shall not constitute a Capital Distribution or be taken into account in determining whether any other Dividend or distribution shall constitute a Capital Distribution unless in the case of purchases of the Ordinary Shares by the Issuer, the average price per Ordinary Share (before expenses) on any one day in respect of such purchases exceeds the Benchmark Price per Ordinary Share either: (1) on that date; or (2) where an announcement has been made (excluding, for the avoidance of doubt, any general authority for such purchases given by a Shareholders’ meeting of the Issuer, or any notice convening such meeting) of the intention to purchase the Ordinary Shares at some future date at a specified price, on the Business Day immediately preceding the date of such announcement in which case such purchase shall be deemed to constitute a Capital Distribution in the amount of the aggregate price paid (before expenses) in respect of such Ordinary Shares purchased by the Issuer;

“Change of Control” means (i) any merger, amalgamation or consolidation of any member of the Group with or into any Person, or any other corporate reorganization, or any other transaction or series of transactions relating to any member of the Group, as a result of which the Shareholders of the Issuer immediately prior to such transaction or series of transactions will cease to own a majority of the equity securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (ii) a single transaction or a series of related transactions in which a Person, or a group of related Persons, acquires any equity securities of the Issuer such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds equity securities of the Issuer representing more than fifty percent (50%) of the outstanding voting power of the Issuer, or (iii) or any sale, transfer, lease, license or other disposition of all or substantially all of the assets of the Group either in terms of quantities or value to a third party unaffiliated with the Group;

“Company Competitor” means any of daikuan.com (易鑫), xin.com (优信金融), cheok.com (备胎好车), ZAA (中安车贷), Canguchedai (灿谷车贷), souche.com (大搜车), 德易汽车金 融, 联众金融 and their respective Affiliates;

“Convertible Notes” has the meaning given to it in the Recitals;

“Designated Office” means the Issuer’s principal place of business in 20/F, China Brocade, Greenland Center, Wangjing Hongtai East Street, Chaoyang District, Beijing, China (中国北 京市朝阳区望京宏泰东街绿地中心（中国锦）20 层), as may be changed from time to time; provided that any change in the Designated Office shall be notified to the Holder in accordance with Section 10;

“Dividend” means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes, without limitation, an issue of Ordinary Shares or other securities credited as fully or partly paid-up) provided that:

(a)

where a cash Dividend is declared which is to be, or may at the election of a holder or holders of the Ordinary Shares be, satisfied by the issue or delivery of the Ordinary Shares or other property or assets, then, the Dividend in question shall be treated as a cash Dividend of an amount equal to the greater of (i) the amount of the cash Dividend so declared; and (ii) the Benchmark Price on the date of declaration of such Dividend of such Ordinary Shares or the Fair Market Value of other property or assets to be issued or delivered in satisfaction of such Dividend (or which would be issued if all holders of the Ordinary Shares elected therefor, regardless of whether any such election is made); and

(b)	any issue of the Ordinary Shares falling within Section 6.3(b) shall be disregarded;

“Equivalent Amount” has the meaning given to it in Section 6.2(c)(iv);

“Exercise Amount” means an amount in US Dollar equal to the aggregate value of the Ordinary Shares represented by a Warrant (as stated in the Register of Warrant Holders);

“Exercise Date” has the meaning given to it in Section 6.2(a)(ii);

“Exercise Notice” has the meaning given to it in Section 6.2(a)(i);

“Exercise Payment” means an amount equal to the product of (a) the number of Ordinary Shares in respect of which a Warrant is then being exercised pursuant to Section 6.2 hereof, multiplied by (b) the Exercise Price in effect as of the date of the Exercise Notice in accordance with the terms of this Instrument;

“Exercise Period” has the meaning given to it in Section 6.1(a);

“Exercise Price” means the price per Share payable in US Dollar on exercise of the Exercise Rights, which shall initially be US$2.4138, and shall be subject to adjustment from time to time in accordance with Section 6.3 of this Instrument;

“Exercise Right” means, in respect of a Warrant, the rights of the Holder of that Warrant to subscribe for the Ordinary Shares at the Exercise Price up to an aggregate Exercise Price equal to the Exercise Amount represented by such Warrant;

“Existing ESOP Plan” means such share option plans, share incentive scheme or other schemes and agreements of similar nature approved by Board pursuant to which 26,994,966 Ordinary Shares are reserved for issuance or grant to the directors, officers, employees, consultants and/or advisers of the Issuer or its Subsidiaries;

“Expiration Date” means the third (3rd) anniversary of the date of this Instrument (i.e., September 25, 2022); provided that, if the Holder delivers an extension notice in writing to the Issuer no later than five (5) Business Days before the third (3rd) anniversary of the date hereof, the Expiration Date shall be extended to the fourth (4th) anniversary of the date of this Instrument (i.e., September 25, 2023);

“Fair Market Value” means, with respect to any assets, security, option, warrants or other right on any date, the amount that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, for such asset, security, option, warrant or other right as determined jointly by the Board of the Issuer and the Holder; provided, that if the Board and the Holder are unable to agree on the fair market value per share of the Ordinary Shares within twenty (20) days after the date at which the Fair Market Value is to be determined, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by the Holder;

“Financial Indebtedness” means any indebtedness for or in respect of,

(a)

monies borrowed including any loans or advances from Shareholders or their respective Affiliates (other than loans, in respect of which, the relevant creditor’s right to payment during the course of a winding-up of the Issuer (howsoever occasioned) is subordinated to the Holder’s such right of payment pursuant to the rights conferred on them pursuant to this Instrument);

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes (other than the Convertible Notes), debentures, loan stock or any similar instrument;

(d)	the amount of any Liability in respect of any lease or hire purchase contract which would be treated as a finance or capital lease;

(e)	any receivable sold or discounted (otherwise than on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	the amount of any Liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above,

without taking any amount into account more than once in any calculation of Financial Indebtedness;

“Group” means the Issuer and its Subsidiaries together with branch of any of the aforementioned entities and each other Person from time to time directly or indirectly Controlled by the foregoing;

“Holder” means the Initial Holder or a holder of the Warrant as recorded in the Register of Warrant Holders following a valid transfer of any Warrant pursuant to this Instrument;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“IPO” means the firm-commitment underwritten initial public offering by the Issuer of its Ordinary Shares pursuant to a registration statement (or equivalent document) that is filed with and declared effective by either the SEC under the Securities Act or another governmental authority for a registration equivalent process in a jurisdiction other than the United States;

“Issuer” has the meaning given to it in the Preamble;

“Issue Date” means, in respect of any Warrant, the date of issue of such Warrant;

“Instrument” has the meaning given to it in the Preamble;

“Liabilities” means, with respect to any Person, liabilities or obligations of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise;

“Liquidation Event” means (i) any Change of Control event; or (ii) any voluntary or involuntary dissolution, liquidation or winding-up of the Group;

“Maximum Exercise Amount” means an amount equal to US$20,000,000;

“Memorandum and Articles of Association” means the Sixth Amended and Restated Memorandum and Articles of Association of the Issuer, as may be further amended, modified, supplemented or restated from time to time;

“normal office hours” means 9 a.m. to 5 p.m. on a Business Day;

“Ordinary Shares” means the ordinary shares with a par value of $0.0001 each in the share capital of the Issuer;

“Outstanding Warrants” refer to all of the Warrants issued under this Instrument other than:

(a)	those with respect to which the Holder has exercised its Exercise Rights and for which the relevant number of Ordinary Shares has been issued to the Holder in accordance with this Instrument; or

(b)	those Warrants that have been mutilated or defaced or that are alleged to have been lost or stolen and, in each case, in respect of which replacement Warrants have been issued pursuant to Section 9;

“Permitted Transferees” mean (i) the Affiliates of the Holder; and (ii) any funds, vehicles or accounts directly or indirectly controlled or managed (in each case, solely or jointly) by the Holder and/or any Affiliates of the Holder (including the general partners, members and limited partners thereof);

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity;

“PRC” means the People’s Republic of China, excluding, for the purpose of this Instrument, Hong Kong, the Macau Special Administrative Region and Taiwan;

“Purchase Agreement” has the meaning given to it in the Recitals;

“Qualified IPO” means a public offering of the shares or other securities of the Issuer (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Issuer for the purposes of public offering) on the New York Stock Exchange or NASDAQ with a price per share to the public in such offering implying a pre-offering valuation of the Issuer of not less than US$900,000,000 and resulting in gross proceeds to the Issuer in excess of US$100,000,000 (prior to underwriting commissions and expenses), or as otherwise approved by the holders of a majority of the issued and then outstanding preferred shares of the Issuer. For the avoidance of doubt, any Liquidation Event with a price per share implying a valuation of the Issuer of not less than US$1,000,000,000 upon the consummation of which (i) the Holders receive shares or cash of any Person listed on New York Stock Exchange or NASDAQ, Hong Kong Stock Exchange, Shanghai Stock Exchange or Shenzhen Stock Exchange or (ii) the Holders receive cash consideration for their Warrants, in each case, which realizes the same economic return to the Holder as such Holder would have received in a public offering would also constitute as a Qualified IPO;

“Registration Date” has the meaning given to it in Section 6.2(c)(iii);

“Registration Rights Agreement” means a registration right agreement by and between the Issuer and the Initial Holder, dated the Issue Date, substantially in the form of Schedule 5 hereto;

“Register of Warrant Holders” has the meaning given to it in Section 5.1;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholders” means the shareholders of the Issuer from time to time;

“Shareholders Agreement” has the meaning given to it in Section 7.1;

“Subsidiary” includes, in relation to any Person: (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than fifty per cent (50%) of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity; (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than fifty per cent (50%) of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other Subsidiaries) the management or the direction of business operations of such company or business entity through contractual arrangements or otherwise; and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under the applicable accounting principles from time to time, should have its accounts consolidated with those of that Person;

“Target Pre-offering Per Share Price” means $2.8966;

“Transferee” has the meaning given to it in the Section 5.2;

“Transaction Documents” means the Purchase Agreement, this Instrument, the Convertible Notes Certificates, the Convertible Notes Instrument, the Warrant Certificates, the Director Indemnification Agreement, the Registration Rights Agreement and all the other documents or written agreements entered into in connection with the transactions contemplated hereby to which the Issuer, the Holder or the respective Affiliates of the foregoing Persons is a party;

“US Dollar”, “USD” or “$” means the legal currency of the United States of America;

“VIE Arrangements” means the series of contractual agreements (including Exclusive Technology Consultation and Service Agreement, Exclusive Option Agreement, Equity Pledge Agreement and Proxy Agreement) entered into by and among Meili Auto (Beijing) Internet Technology Co., Ltd. (美利车(北京)网络技术有限公司), the VIE Entity, Ms. Zhang Qiu Hong (PRC ID: 320102195603130425) and Mr. Xu Wen (PRC ID: 321002198310247311), pursuant to which the VIE Entity and all of the equity interests therein shall be ultimately controlled by the Issuer;

“VIE Entity” means Beijing Feima Changyou Information Technology Co., Ltd. (北京费马畅 游信息科技有限公司) which, for the purpose of this Instrument, is a Subsidiary of the Issuer;

“Warrants” has the meaning given to it in the Recitals;

“Warrant Certificate” has the meaning given to it in Section 4.1; and

“VWAP” has the meaning given to it in the definition of Benchmark Price.

1.2    Headings used in this Instrument are for ease of reference only and shall be ignored in interpreting this Instrument.

1.3    References to Sections and Schedules are references to Sections and Schedules of or to this Instrument.

1.4    Words and expressions in the singular include the plural and vice versa and words and expressions importing one gender include every gender.

1.5    “fully-diluted” or any variation thereof means all of the issued and outstanding Ordinary Shares, treating the maximum number of Ordinary Shares issuable under any issued and outstanding convertible securities (including but not limited to any convertible securities, warrants, options and any preferred shares) and all Ordinary Shares reserved for issuance under any equity-based employee incentive plan or arrangement with respect to the securities of the Issuer, including such employee incentive plan then in effect, as issued and outstanding;

1.6     “as-converted” or any variation thereof means that the calculation should be made assuming that the all issued and outstanding preferred shares have been converted into Ordinary Shares;

1.7    References to any laws, regulations, ordinance, statute, legislation or enactment (the “Applicable Laws”) shall be construed as a reference to such laws, regulations, ordinance, statute, legislation or enactment as may be amended or re-enacted from time to time and for the time being in force.

2	GRANT OF RIGHTS TO SUBSCRIBE

The Issuer hereby creates and constitutes the Warrants entitling the holders thereof to subscribe, in the aggregate up to the Maximum Exercise Amount, at any time and from time to time during the Exercise Period for the Ordinary Shares at a price per share equal to the Exercise Price.

3	STATUS

Subject to compliance with applicable securities laws, the Warrants are (subject to the terms and conditions of this Instrument) fully detached and fully transferable warrants. Each Warrant shall have an Exercise Amount and the aggregate Exercise Amount of all Warrants in issue from time to time shall not exceed the Maximum Exercise Amount.

4	FORM AND TITLE

4.1    Form

The Warrants are issued in registered form. A warrant certificate in the form set out in Schedule 1 hereto (each, the “Warrant Certificate”) will be issued to the Holder in respect of its registered holding of the Warrants. Each Warrant and each Warrant Certificate will be numbered serially with an identifying number which will be recorded on the relevant Warrant Certificate and in the Register of Warrant Holders which the Issuer will keep.

4.2    Title

Title to the Warrants passes to the Holder only by the authorization and issuance of the Warrant Certificate and registration in the Register of Warrant Holders in accordance with this Instrument; provided that the Issuer shall comply with the provisions set forth in this Instrument relating to a transfer of Warrants. So long as such registration in the Register of Warrant Holders is recorded without alterations pursuant to this Instrument, the Holder will (except as otherwise required by the Applicable Laws) be treated as the absolute owner of the Warrants for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the Warrant Certificate issued in respect of it (other than the endorsed form of transfer as described in Section 5)), and no Person will be liable for so treating the Holder.

5	TRANSFER OF WARRANTS; ISSUANCE OF WARRANT CERTIFICATE

5.1    Register of Warrant Holders

The Issuer shall cause to be kept at its registered office a register on which shall be entered the names and addresses of the Holder, the particulars of the Warrants held by the Holder and of all transfer or exercise of the Warrants (the “Register of Warrant Holders”). Notwithstanding anything to the contrary contained in this Instrument, the obligations under the Warrants are registered obligations and the right, title and interest in and to such obligations shall be transferable only upon notation of such transfer in the Register of Warrant Holders. The Register of Warrant Holders shall be available for inspection by the Holder from time to time upon reasonable prior notice.

5.2    Transfers

(a)

Subject to Section 5.2(b) of this Instrument, the Warrants may be transferred in whole or in part, at the Holder’s sole discretion any time prior to the full exercise of the Warrants into Ordinary Shares of the Issuer pursuant to this Instrument by delivery of the Warrant Certificate issued in respect of the Warrants, with the endorsed form of transfer (in the form set out in Schedule 2 hereto, the acquirer of such transferred Warrants, the “Transferee”) duly completed and signed by the registered Holder or his attorney duly authorized in writing, to the Issuer at the Designated Office together with such evidence as the Issuer may reasonably require to prove the authority of the individuals who have executed the endorsed form of transfer. The Holder shall cause the Transferee to agree in writing to be bound by the terms of this Instrument and to sign, execute and deliver a Joinder Agreement in the form of Schedule 4 hereto, whereupon the Issuer shall counter-sign, execute and deliver the same to the Transferee. Upon the execution of such Joinder Agreement, such Transferee will be bound, to the extent of the transferred Warrants in its capacity as a “Holder,” by obligations under this Instrument as if it was a signing party hereof.

Upon the receipt of the executed endorsed form of transfer by the Holder and the executed Joinder Agreement by the Transferee, the Issuer shall (i) subject to Section 5.3, surrender the original Warrant Certificate held by the Holder; (ii) subject to Section 5.4, make necessary updated registrations in the Register of Warrant Holders to reflect the transfer; (iii) subject to Section 5.5, authorize and issue the new Warrant Certificates (in the form set out in Schedule 1 hereto) to the Holder and the Transferee respectively; and (iv) countersign and execute such form of transfer.

(b)

Notwithstanding anything to the contrary contained in this Section 5.2, without the prior written consent of the Issuer, the Initial Holder shall not transfer the Warrants to more than three (3) Transferees; provided that, any transfer of the Warrants by the Initial Holder to its Permitted Transferees shall not be subject to the foregoing limitation; provided further that, none of the Warrants can be transferred to a Company Competitor.

5.3	Cancellation of Warrant Certificate

Upon the receipt of the executed endorsed form of transfer by the Holder and the executed Joinder Agreement by the Transferee, the Issuer shall cause the original Warrant Certificate held by the Holder surrendered for the purpose of transfer pursuant to this Section 5. The original Warrant Certificate delivered to the Designated Office shall be cancelled promptly by the Issuer, and no Warrant Certificate shall be issued to the Transferee therefor except as expressly permitted by Section 5.5.

5.4	Update of the Register of Warrant Holders

Upon the receipt of the executed endorsed form of transfer by the Holder and the executed Joinder Agreement by the Transferee, the Issuer shall, at its expense, cause the Register of Warrant Holders to be updated by including without limitation the names and addresses of the Transferee, the particulars of the transferred Warrants held by the Transferee and of the remaining Warrant (if any) held by the Holder upon the transfer.

5.5	Delivery of New Warrant Certificates

(a)

Each new Warrant Certificate to be issued upon a transfer, exchange or exercise of Warrants shall, within five (5) Business Days of receipt by the Issuer of the endorsed form of transfer (in the form set out in Schedule 2 hereto) duly completed and signed, be made available for collection at the Designated Office or, if so requested in the endorsed form of transfer, be mailed by uninsured mail at the risk of the Holder entitled to such new Warrant Certificate (but free of charge to such Holder) to the address specified in the endorsed form of transfer.

(b)

Where only some (but not all) of the Warrants in respect of which a Warrant Certificate is issued are to be transferred or exercised, a new Warrant Certificate in respect of the remaining Warrants not so transferred or exercised will, within five (5) Business Days of delivery of the original Warrant Certificate to the Issuer, be mailed by uninsured mail at the risk of the Holder entitled to such remaining Warrants not so transferred or exercised (but free of charge to such Holder) to the address of the Holder appearing on the Register of Warrant Holders.

5.6	Formalities Free of Charge

Registration of a transfer of the Warrants will be effected without charge by or on behalf of the Issuer.

6	EXERCISE

6.1    Exercise Right

Subject as hereinafter provided, any Holder has the right to exercise all or any of the Warrants into Ordinary Shares at any time during the Exercise Period.

(a)

Exercise Period: Subject to and upon compliance with the provisions of this Section, the Exercise Right attaching to any Warrants may be exercised, at the option of the Holder thereof, at any time on or after the Issue Date up to the close of business (at the place where the Warrant Certificate evidencing such Warrants is deposited for exercise) of the fifth Business Day immediately preceding the Expiration Date (but in no event thereafter) (the “Exercise Period”). After the close of business on the Expiration Date, the Exercise Right shall lapse and each Warrant shall cease to be valid for any purpose.

(b)	Fractions of Shares: Fractions of the Ordinary Shares will not be issued on exercise and no cash adjustments will be made in respect thereof.

6.2    Exercise Procedure

(a)	Exercise Notice:

(i)

To exercise the Exercise Right attaching to any Warrant (which may be exercised in respect of some or all of the Exercise Amount represented by the Warrant in question), the Holder must complete, execute and deposit at its own expense during normal office hours at the Designated Office a notice of exercise (a “Exercise Notice”) in duplicate in the form, set out in Schedule 3 to this Instrument, together with (i) the relevant Warrant Certificate; and (ii) a remittance of the Exercise Payment in accordance with Section 6.2(b) hereof. An Exercise Notice deposited outside the normal office hours or on a day which is not a Business Day at the place of the Designated Office shall for all purposes be deemed to have been deposited with the Issuer during the normal office hours on the next Business Day following such day.

(ii)

The exercise date in respect of a Warrant (the “Exercise Date”) must fall at a time when the Exercise Right attaching to that Warrant is expressed in these Sections to be exercisable and will be deemed to be the Business Day immediately following the date of the surrender of the Warrant Certificate in respect of such Warrant pursuant to Section 5.3 and delivery of such Exercise Notice and, if applicable, any payment to be made or indemnity given under these Sections in connection with the exercise of such Exercise Right. An Exercise Notice once delivered shall be irrevocable and may not be withdrawn unless the Issuer consents in writing to such withdrawal.

(b)	Exercise Payment:

(i)	Remittance of the Exercise Payment shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(x) by wire transfer of immediately available funds to an account designated in writing by the Issuer, in the amount of the Exercise Payment;

OR

(y) by instructing the Issuer to issue the Ordinary Shares then issuable upon exercise of all or any part of the Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender the Warrant Certificate in exchange for the number of the Ordinary Shares as is computed using the following formula:

X = Y *	(A – B)
A

Where:

X = the number of Ordinary Shares to be issued to the Holder under the Warrant Certificate.

Y = the total number of Ordinary Shares for which the Holder has elected to exercise the Warrant as indicated in the Warrant Certificate.

A = (i) if the exercise of the Warrant is made contingent on the consummation of a Change of Control, the consideration per Ordinary Share payable to the Shareholders in such Change of Control (on a fully diluted and as converted basis); and (ii) otherwise, (x) prior to the consummation of an IPO (or if at any time the Ordinary Shares (or ADSs representing Ordinary Shares) cease to be publicly listed), the Fair Market Value of one Ordinary Share (which, in the event that there occurs a future financing of the Issuer after the Issue Date, if applicable, shall be deemed to be the value paid by a third party buyer in such financing for one Ordinary Share, taking into account the effect of such financing and calculated on a fully diluted and as converted basis); and (y) after the consummation of an IPO (and so long as the Ordinary Shares (or ADSs representing Ordinary Shares) remain publicly listed), the Benchmark Price of one Ordinary Share as of the applicable Exercise Date.

B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date.

(c)	Registration:

(i)

As soon as practicable, and in any event not later than five (5) Business Days after the Exercise Date, the Issuer shall, (x) in the case of Warrants exercised on exercise of the Exercise Right and in respect of which a duly completed Exercise Notice has been delivered and the relevant Warrant Certificate and (in the case of an exercise under Section 6.2(b)(i)(x)) amounts payable by the relevant Holder deposited or paid as required by Section 6.2(a)(ii), register the Person or Persons designated for the purpose in the Exercise Notice as holder(s) of the relevant number of Ordinary Shares in the Issuer’s Register of Members and (y) cause the share certificate with respect to the Ordinary Shares so issued to be delivered to the designated Person and at the place specified in the Exercise Notice, together with any other securities, property or cash required to be delivered upon exercise and such assignments and other documents (if any) as may be required by the Applicable Laws to effect the transfer thereof.

(ii)

If the Exercise Date in relation to any Warrant shall be after the record date for any issue, distribution, grant, offer or other event as gives rise to the adjustment of the Exercise Price pursuant to Section 6.3, but before the relevant adjustment becomes effective, upon the relevant adjustment becoming effective, the Issuer shall within ten Business Days repay to the exercising Holder (or in accordance with the instructions contained in the Exercise Notice) such amount in US Dollar as is equal to the amount of the relevant adjustment to the Exercise Price per Ordinary Share multiplied by the number of Warrants specified in the relevant Exercise Notice (as calculated by the Issuer in accordance with these Sections).

(iii)

The Person or Persons designated in the Exercise Notice will become the holder(s) of record of the number of Ordinary Shares issuable upon exercise with effect from the date he is or they are registered as such in the Issuer’s register of members (the “Registration Date”). The Ordinary Shares issued upon exercise of the Warrants will in all respects rank pari passu with the Ordinary Shares in issue on the relevant Registration Date. Save as set out in these Sections, a holder of Ordinary Shares issued on exercise of the Warrants shall not be entitled to any rights the record date for which precedes the relevant Registration Date.

(iv)

If the record date for the payment of any Dividend or other distribution in respect of the Ordinary Shares is on or after the Exercise Date in respect of any Warrants, but before the Registration Date (disregarding any retroactive adjustment of the Exercise Price referred to in this Section 6.2(b) prior to the time such retroactive adjustment shall have become effective), the Issuer will pay to the exercising Holder or his designee the same Dividend or distribution (whether in cash or in kind) to which he would have been entitled had he on that record date been such a shareholder of record holding the number of Ordinary Shares into which such Warrants were exercised as of the Exercise Date and will make the payment at the same time as it makes payment of the Dividend or other distribution to other Shareholders of the Issuer. In the case of a Dividend or other distribution in cash, the relevant amount shall be wired to the bank account specified in the relevant Exercise Notice.

(v)

The Issuer shall assist and cooperate with any Holder as may be necessary or desirable to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of any Warrant (including, without limitation, making any filings required to be made by the Issuer).

(vi)

The Issuer shall notify the Holder no later than thirty (30) days prior to the consummation of any Change of Control, which notice shall include a copy of the definitive agreement relating to such Change of Control and a summary of the material terms of such Change of Control, including the price per share at which Ordinary Shares are to be transferred in such Change of Control, in order for the Holder to decide whether it desires to exercise all or any portion of the Warrant in connection with such Change of Control.

(vii)

Notwithstanding any other provision hereof, if the Holder notifies the Issuer that an exercise of all or any portion of any Warrants is to be made in connection with a registered public offering or Change of Control, the exercise of such portion of the Warrants may, at the election of the holder hereof, be conditioned upon the consummation of such public offering or Change of Control in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

6.3    Adjustments to Exercise Price

The Exercise Price will be subject to adjustment in the following events:

(a)

Consolidation, Subdivision or Reclassification: If and whenever there shall be an alteration in the number of Ordinary Shares outstanding as a result of a consolidation, subdivision, share split, reverse share split, reclassification or other alteration of the Issuer’s share capital, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before such alteration by the following fraction:

    A

B

where:

A	is the aggregate number of Ordinary Shares outstanding immediately before such alteration; and

B.	is the aggregate number of Ordinary Shares outstanding immediately after such alteration.

Such adjustment shall become effective on the date the alteration takes effect.

(b)

Capitalization of Profits or Reserves: If and whenever the Issuer shall issue any Ordinary Shares credited as fully paid to the Shareholders by way of capitalization of profits or reserves (including any share premium account) including Ordinary Shares paid up out of distributable profits or reserves and/or share premium account issued or if and whenever the Issuer otherwise shall make any share dividend, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before such issue by the following fraction:

    A

B

where:

A	is the aggregate number of Ordinary Shares outstanding immediately before such issue; and

B.	is the aggregate number of Ordinary Shares outstanding immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares or if a record date is fixed therefor, immediately after such record date.

(c)

Capital Distribution and Dividends: If and whenever the Issuer shall pay or make any Capital Distribution or Dividend to the Shareholders (except where the Exercise Price is adjusted under Section 6.3(b) above), the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before such Capital Distribution by the following fraction:

A-B

A

where:

A	is the Benchmark Price of one Ordinary Share on the last Business Day preceding the date on which the Capital Distribution or the Dividend is declared; and

B.

is the Fair Market Value on the date of such issue of the portion of the Capital Distribution (or, in the case of a cash dividend, the amount of the portion of such dividend) attributable to one Ordinary Share.

Such adjustment shall become effective on the date that such Capital Distribution or Dividend is made.

(d)

Issues at less than Benchmark Price: If and whenever the Issuer shall issue or grant (i) any Ordinary Shares, (ii) any other securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for or purchase of, or to otherwise acquire, Ordinary Shares or (iii) any options, warrants or other rights to subscribe or purchase Ordinary Shares (in each case, other than the Ordinary Shares issued on the exercise of Exercise Rights or on the exercise of the Warrants or the options granted by the Issuer pursuant to the Existing ESOP Plan) in each case at a price per Ordinary Share which is less than the Benchmark Price on the last Business Day preceding the date of such issue or grant, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before such issue or grant by the following fraction:

    A+B

A+C

where:

A	is the aggregate number of the Ordinary Shares that are issued and outstanding immediately before the applicable issue or grant;

B

is the number of the Ordinary Shares that would be issued if the Issuer were to issue Ordinary Shares for a per share purchase price equal to the Benchmark Price per Ordinary Share and for aggregate consideration corresponding to the aggregate consideration receivable by the Issuer (or the minimum amount of such consideration receivable by the Issuer, if such consideration is subject to adjustment) for the Ordinary Shares to be issued or otherwise made available or, as the case may be, upon the exercise or exchange of such securities or the exercise of any such options, warrants or rights; and

C

is the aggregate number of additional Ordinary Shares issued or the maximum number of Ordinary Shares that may be issued upon conversion or exchange of such securities or exercise of such options, warrants or rights.

References to additional Ordinary Shares in the above formula shall, in the case of an issue of other securities or grant by the Issuer of options, warrants or other rights to subscribe for or purchase the Ordinary Shares, mean such Ordinary Shares to be issued, or otherwise made available, assuming that such securities are converted or exchanged in full or such options, warrants or other rights are exercised in full at the exercise price on the date of issue or grant of such options, warrants or other rights (or the lowest exercise price if such price is subject to adjustment).

Such adjustment shall become effective on the date of issuance of such additional Ordinary Shares or other securities or, as the case may be, the grant of such options, warrants or other rights.

(e)

Modification of Rights of Conversion etc: If and whenever there is any modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to any such securities as are mentioned in Section 6.3(d) above (other than in accordance with the existing terms applicable to such securities) so that the consideration per Ordinary Share (for the number of the Ordinary Shares available on conversion, exchange or subscription following the modification) is less than the Benchmark Price on the last Business Day preceding the date of such modification, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before such modification by the following fraction:

    A+B

A+C

where:

A.	is the aggregate number of the Ordinary Shares that are issued and outstanding immediately before such modification;

B.

is the number of Ordinary Shares that would be issued if the Issuer were to issue Ordinary Shares for a per share purchase price equal to the Benchmark Price per Ordinary Share and for aggregate consideration corresponding to the aggregate consideration receivable by the Issuer for the Ordinary Shares to be issued, or otherwise made available, on conversion or exchange or on exercise of the right of subscription, purchase or acquisition attached to the securities so modified (or, if lower, the existing conversion, exchange, subscription or purchase price of such securities); and

C.

is the maximum number of the Ordinary Shares to be issued, or otherwise made available, on conversion or exchange of such securities or on the exercise of such rights of subscription, purchase or acquisition attached thereto at the modified conversion, exchange, subscription or purchase price or rate approved by the Holder.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to such securities.

(f)

IPO Without Reaching Target Pre-offering Per Share Price: If and whenever the Issuer consummates an IPO, where the pre-offering per share price of the Issuer in such IPO (on a fully diluted and as converted basis) is less than the Target Pre-offering Per Share Price, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before the consummation of such IPO by the following fraction:

    A

B

where:

A.	is the pre-offering per share price of the Issuer in such IPO (on a fully diluted and as converted basis); and

B.	is the Target Pre-offering Per Share Price.

Such adjustment shall become effective on the date of consummation of the IPO.

(g)

Other Events: If either: (i) the rights of conversion, exchange, purchase or subscription attaching to any options, rights or warrants to subscribe for or purchase the Ordinary Shares or any securities convertible into or exchangeable for the Ordinary Shares or the rights carried by such securities to subscribe for or purchase the Ordinary Shares are modified (other than pursuant to, and as provided in, the existing terms and conditions of such options, rights, warrants or securities); or (ii) the Issuer determines that an adjustment should be made to the Exercise Price as a result of one or more events or circumstances not referred to in any other provisions of this Section 6.3 which in either case have or would have an effect on the position of the Holder as a class compared with the position of the holders of all the securities (and options, rights and warrants relating thereto) of the Issuer, taken as a class, which is analogous to any of the events referred to in Section 6.3(a) to 6.3(f) (including any demerger, spin-off or similar arrangement in respect of any business of the Issuer and its Subsidiaries), then, in any such case, the Issuer shall at its own expense request a leading investment bank of international repute (acting as experts), selected by the Issuer and approved by the Holder, to determine as soon as practicable what adjustment (if any) to the Exercise Price is fair and reasonable to take account thereof if the adjustment would result in a reduction in the Exercise Price, and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination provided that where the circumstances giving rise to any adjustment pursuant to this Section 6.3 have already resulted or will result in an adjustment to the Exercise Price or where the circumstances giving rise to any adjustment arise by virtue of circumstances which have already given rise or will give rise to an adjustment to the Exercise Price, such modification (if any) shall be made to the operation of the provisions of this Section 6.3 as may be advised by a leading investment bank of international repute (acting as experts), selected by the Issuer and approved by the Holder, to be in their opinion appropriate to give the intended result.

6.4    All costs, charges, Liabilities and expenses incurred in connection with the appointment, retention, consultation and remuneration of the investment banks appointed under these Sections shall be borne by the Issuer.

6.5    On any adjustment, the relevant Exercise Price, if not an integral multiple of one US Dollar, shall be rounded down to the nearest four decimal places of one US Dollar. No adjustment shall be made to the Exercise Price where such adjustment (rounded down, if applicable) would be less than one per cent of the Exercise Price then in effect. Any adjustment not required to be made, and any amount by which the Exercise Price has not been rounded down, shall be carried forward and taken into account in any subsequent adjustment notice of any adjustment shall be given to the Holder (in accordance with Section 10) as soon as practicable after the determination thereof.

6.6    The Exercise Price shall not be reduced in a manner such that, on exercise of Warrants, the Ordinary Shares would be issued at a discount to their nominal value or the Ordinary Shares would be required to be issued in any other circumstances not permitted by the Applicable Laws then in force.

6.7    To the extent requested by the Holder, where more than one event which gives or may give rise to an adjustment to the Exercise Price occurs within such a short period of time that in the opinion of a leading investment bank of international repute (acting as experts), selected by the Holder, the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by a leading investment bank of international repute (acting as expert), selected by the Issuer and approved by the Holder, to be in its opinion appropriate in order to give such intended result.

6.8    No adjustment involving an increase in the Exercise Price will be made, except in the case of a consolidation or reverse share split of the Ordinary Shares as referred to in Section 6.3(a) above.

6.9    The Issuer shall give notice to the Holders in accordance with Section 10 of any change in the Exercise Price. Any such notice relating to a change in the Exercise Price shall set forth the event giving rise to the adjustment, the Exercise Price prior to such adjustment, the adjusted Exercise Price and the effective date of such adjustment.

7	REGISTRATION RIGHTS

7.1    Notwithstanding anything to the contrary contained in the Third Amended and Restated Shareholders Agreement of the Issuer, dated March 29, 2018 by and among the Issuer and its Shareholders (as amended and restated from time to time, the “Shareholders Agreement”), the Holder shall have with respect to any and all of the Ordinary Shares issued upon the exercise of the Warrants pursuant to this Instrument, the registration rights specified in the Registration Rights Agreement and shall bear the corresponding obligations thereto.

7.2	Waiver

The Issuer covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Instrument and the other Transaction Documents; and the Issuer, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

8	TAXATION

All payments, whether of principal, premium or otherwise made by the Issuer will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the PRC, the Cayman Islands or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Holder of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required.

9	REPLACEMENT OF WARRANT CERTIFICATES

If any Warrant Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the Designated Office upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued.

10	NOTICES

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Instrument shall be in writing to the number or address set forth in Register of Warrant Holders and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other parties, upon delivery; (b) when sent by facsimile or electronic mail at the number or address upon receipt of confirmation of error-free transmission or, in the case of electronic mail, upon such mail being sent unless the sending party subsequently learns that such electronic mail was not successfully delivered; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10 by giving the other parties written notice of the new address in the manner set forth above.

11	GOVERNING LAW AND JURISDICTION

11.1    This Instrument, as to which time shall be of the essence, is governed by and shall be construed in accordance with the law of the State of New York.

11.2    All disputes arising out of or in connection with this Instrument shall be submitted to the Hong Kong International Arbitration Centre and shall be finally settled and resolved under the Hong Kong International Arbitration Centre Administered Arbitration Rules by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English. Nothing in this clause shall prevent any party at any time seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings.

12	OTHER PROVISIONS

12.1    Clause 12 (Confidentiality), Clause 14 (Announcements), Clause 16 (Amendment and Assignment), Clause 18 (No Advisory or Fiduciary Responsibility), Clause 19 (Severability), Clause 20 (Entire Agreement) and Clause 21 (Counterparts) of the Purchase Agreement shall apply to this Instrument mutatis mutandis as if set out in full herein.

(Signature page follows)

IN WITNESS WHEREOF, the Issuer has caused its duly authorized representatives to execute this Instrument as of the date and year first above written.

Meili Auto Holdings Limited

By:	/s/ SUN Yun
Name:	SUN Yun
Title:	Director

Signature Page of Warrant Instrument

IN WITNESS WHEREOF, the Holder has caused its duly authorized representatives to execute this Instrument as of the date and year first above written.

Synergy Investment Co. Ltd

By:	/s/ ZHAO Xiaozheng
Name:	ZHAO Xiaozheng
Title:	Director

Signature Page of Warrant Instrument